EXHIBIT 11
COMPUTATION OF EARNINGS PER SHARE

	Three Months Ended June 30,			Six Months Ended June 30,
	2009	2008		2009	2008
(In thousands, except per share data)	Post-merger	Pre-merger		Post-merger	Pre-merger
Basic and diluted Numerator:
Income (loss) before discontinued operations attributable to the Company – Common Shares	$(3,673,404)	$275,739	*	$(4,091,621)	$436,068	*
Income (loss) before discontinued operations attributable to the Company – Unvested Shares	—	1,556	*	—	2,618	*

Income (loss) before discontinued operations attributable to the Company	(3,673,404)	277,295		(4,091,621)	438,686

Income (loss) from discontinued operations, net	—	5,032		—	643,294

Net income (loss) attributable to the Company – basic and diluted	$(3,673,404)	$282,327		$(4,091,621)	$1,081,980

Denominator:
Weighted average common shares — basic	81,224	495,201	*	81,163	494,975	*
Effect of dilutive securities:
Stock options and restricted stock	—	1,686	*	—	1,662

Weighted average common shares — diluted	81,224	496,887	*	81,163	496,637

Net income (loss) per basic common share:
Income (loss) before discontinued operations	$(45.23)	$.56	*	$(50.41)	$.88	*

Income (loss) from discontinued operations, net	—	.01		—	1.30

Basic	$(45.23)	$.57		$(50.41)	$2.18

Net income (loss) per diluted common share:
Income (loss) before discontinued operations	$(45.23)	$.56	*	$(50.41)	$.88	*
Income (loss) from discontinued operations, net	—	.01		—	1.30

Diluted	$(45.23)	$.57		$(50.41)	$2.18

*	Reflects implementation of Financial Accounting Standards Board Staff Position Emerging Issues Task Force 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (ASC 260-10-45). See Note 1 in Item 1 of Part 1 of this Quarterly Report on Form 10-Q for additional information.
Equity awards of 7.8 million were outstanding as of June 30, 2009 but were not included in the computation of diluted earnings per share because to do so would have been antidilutive. Following the merger, Clear Channel stock options and restricted stock automatically ceased to exist and are no longer outstanding.